EXHIBIT 10.20.2

AMENDMENT TO LEASE AGREEMENT

This Amendment to Lease Agreement (this “Agreement”) is made by and between Yesterday’s Village, Inc. (hereinafter referred to as “Lessor”) and Advanced Telcom, Inc. (“hereinafter referred to as “Lessee”).

W I T N E S S E T H :

WHEREAS, Lessee signed a Lease Agreement dated September 30, 1999 (hereinafter known as the “September 1999 Lease”), for premises known as Suite 230 in the building located at 15 West Yakima Avenue Yakima, Washington 98902.  At some point in time, such suite either became Suite 240 or Lessee relocated to Suite 240; and

WHEREAS, Lessee signed a Lease Agreement dated November 16, 1999 (hereinafter known as the “November 1999 Lease”), for premises known as Suite 210 in the building located at 15 West Yakima Avenue, Yakima, Washington 98902.  At some point in time prior to March of 2003, Lessee and Lessor agreed to trade the use and access of Suite 210 for Suite 220; and

WHEREAS, Lessee and Lessor amended the September 1999 Lease and the November 1999 Lease in a document entitled Amended Lease Agreement dated March 27, 2003 (hereinafter referred to as “Amendment 1”); and

WHEREAS, Lessee and Lessor acknowledge that the November 1999 Lease expired on September 30, 2004; and

WHEREAS, Lessor and Lessee have agreed to extend the term of the September 1999 Lease; and

WHEREAS, in conjunction with the provision of wholesale telecommunications and Internet services to certain other telecommunications and Internet services providers, Lessor wishes to permit such other service providers (“Collocation Services Customers”) to install certain equipment in, and have access to, certain portions of Suite 240 and other common areas of the Building, as is reasonably necessary in connection with such installed equipment; and

NOW THEREFORE, it is agreed as follows:

1.               Lessee and Lessor hereby agree that the November 1999 Lease expired on September 30, 2004 and Lessee surrendered Suite 220 to Lessor on September 30, 2004.  Lessee and Lessor further agree that no additional payments for rent, as provided for in the November 1999 Agreement and Amendment 1, from Lessee to Lessor will accrue on September 30, 2004 and thereafter.

2.               Lessee and Lessor hereby agree to extend the September 1999 Lease until September 30, 2014.  Lessee and Lessor further agree that the monthly rent payment for Suite 240 for the remainder of the term will be Five Thousand Five Hundred Dollars ($5,500.00)

(hereinafter referred to as the “Monthly Rent Payment”) each month.  During the Calendar years 2007, 2009 and 2011, the Monthly Rent Payment will be adjusted, on an annual basis, to reflect the previous annual percentage increase to the Consumer Price Index, as may be published by the United States Department of Labor, Bureau of Labor Statistics.  Lessee and Lessor hereby agree that such increase will not exceed three percent (3%).

3.               Lessee and Lessor acknowledge and agree that the terms and conditions of the September 1999 Lease have covered the activities of the Lessee and Lessor from October 1, 2004 until the date this amendment is executed by Lessee and Lessor.

4.               Notwithstanding any provision to the contrary contained in the September 1999 Lease, without any consent or prior approval of Lessor, and without any additional compensation to Lessor, Lessee may:

a.                                       Select and approve Collocation Services Customers;

b.                                      Prepare space within Suite 240 for installation of Collocation Services Customers’ equipment, including, but not limited to, the Installation of cages and equipment racks in which the equipment will be placed;

c.                                       Permit the installation of Collocation Services Customers’ equipment In Suite 240;

d.                                      Provide telecommunications network connections and services, electrical power and other services to Collocation Services Customers within Suite 240;

e.                                       Provide Collocation Services Customers with access to their equipment in Suite 240 24 hours per day, 7 days per week; and

f.                                         Provide Collocation Services Customers with such other services as Lessee shall deem necessary or appropriate in its sole discretion.

5.               Lessee shall have the nonexclusive right to locate and maintain on the roof of that certain building referred to by Lessor as “Building One” a communications tower which is not more than twenty-five feet in height installed and the nonexclusive right to run connecting lines or cables thereto.  Lessee shall also have to lease tower space and services to others and to place, service and maintain equipment on the communications tower.  Lessee shall not make or cause to be made additional roof penetrations (other than those penetrations which exist at the time of the execution of this document) in connection with any installation or reinstallation of any equipment without Lessor’s prior written consent, which may not be unreasonably withheld.  The plans and specifications for any equipment (other than that which is already installed on the said communications tower at the time of the execution of this document), shall be delivered by Lessee to Lessor for Lessor’s review and approval at least fifteen business days prior to the beginning of Installation.  Such plans and specifications shall be approved by Lessor in writing prior to any installation.  Lessor’s approval may not be unreasonably withheld.

Prior to the commencement of any installation or other work performed on or about the building, Lessor shall approve all contractors and subcontractors which shall perform such work.  Lessee shall be responsible for any damage to the roof, conduit systems or other portions of the Building as a result of Lessee’s installation, maintenance and/or removal of its equipment.

a.                                       In lieu of payment of a monthly fee for the rights which it has under this Agreement, Lessee shall concurrently, under a separate Collocation Agreement, lease certain collocation space and services in the premises to Dell Matthews dba Matthews Investments, as specified in that separate agreement.  In the event that, for any reason, the said Collocation Agreement is terminated, the parties to this Agreement shall thereafter negotiate a reasonable and mutually acceptable monthly rental for the use of the roof and roof space to accommodate Lessee’s communications tower,

b.                                      Lessee shall comply with all applicable laws and regulations regarding the installation, construction, operation, maintenance and removal of the communications tower and equipment, and shall be solely responsible for obtaining and maintaining in force all permits, licenses and approvals necessary for such operations.

c.                                       Lessee shall be responsible for and promptly shall pay all taxes, assessments, charges, fees and other governmental impositions levied or assessed on the communications tower and associated equipment.

d.                                      Lessee shall have a right of first refusal for the placement of a second communications tower on the roof of Building One.

e.                                       Lessee shall not change the location of the communications tower on the roof of Building One without Lessor’s prior written consent.

f.                                         Lessee shall maintain the communications tower in good condition and repair, at Lessee’s sole cost and expense.

g.                                      Lessee may access the roof for repair and maintenance of the communications tower and associated equipment, during normal business hours, and at such other times as Lessee and Lessor shall mutually agree.  Provided, that in case of emergency, Lessee may access the roof at any time, provided that it gives notice to Lessor as soon thereafter as is practicable.

h.                                      Lessee shall indemnify, defend, protect and hold harmless Lessor from and against any and all claims related to the communications tower or operation of the same as if the communications tower were located wholly within Building One.

i.                                          Lessor shall have no responsibility or liability whatsoever relating to (i) maintenance or repair of the communications tower and associated equipment (ii) damage to the equipment; (iii) damage to persons or property relating to the equipment or the operation thereof; or (iv) interference with use of the equipment arising out of utility interruption or any other cause, except for injury to persons or damage to property caused by the negligence or intentional misconduct of Lessor, its agents or any other parties related to Lessor.  In no event shall Lessor be responsible for consequential damages.  Lessee accepts the area where the communications antenna is located in its “as is” condition.  Lessee acknowledges that the roof location is suitable for Lessee’s needs.

j.                                          Lessee shall, at Lessee’s sole cost and expense, remove the communications tower and associated equipment upon the expiration or earlier termination of the September 1999 Lease, unless otherwise agreed by Lessee and Lessor at that time.

k.                                       Lessor shall furnish Lessee electrical facilities to furnish sufficient power for Lessee’s communications tower and associated equipment, under the same terms and conditions as provided for under the September 1999 Lease.

6.               Except as modified by this Amendment, all of the terms and conditions of the September 1999 Lease and November 1999 Lease are and shall remain in full force and effect

IN WITNESS WHEREOF, the parties have executed this Agreement on                         2004.

YESTERDAY’S VILLAGE, INC. ‘‘Lesser”		ADVANCED TELCOM, INC., “Lessee”

By:	/s/ Del Matthews	By:	/s/ David M. O’Neill

Title:		Title:	President